EXHIBIT 99
                                   ----------

July 27, 2005

FOR IMMEDIATE RELEASE:

CONTACT:
  Trent Troyer, President
  FFD Financial Corporation
  321 North Wooster Avenue
  Dover, Ohio 44622-0038
  (330) 364-7777

     FFD Financial Corporation Reports Net Earnings For The Three Months and
                         Fiscal Year Ended June 30, 2005

DOVER, OHIO - FFD Financial Corporation, parent company of First Federal Community Bank, reported net earnings for the quarter ended June 30, 2005, of $454,000, or diluted earnings per share of $.38, compared to $154,000, or $.13 per diluted share, of net earnings reported for the comparable 2004 quarter. The increase in net earnings for the current quarter resulted from increases of $272,000 in net interest income and $324,000 in other income, and a decrease of $25,000 in the provision for loan losses, which were partially offset by increases of $167,000 in general, administrative and other expenses, and $154,000 in federal income tax expense.

Net earnings for the fiscal year ended June 30, 2005, totaled $1.1 million, or diluted earnings per share of $.92, an increase of $399,000 from the $687,000, or $.58 per diluted share, of net earnings reported in fiscal 2004. The increase in net earnings for the 2005 fiscal year resulted from increases of $680,000 in net interest income and $301,000 in other income, and a decrease of $14,000 in the provision for loan losses, which were partially offset by increases of $391,000 in general, administrative and other expenses, and $205,000 in federal income tax expense.

The increase in net interest income resulted from a combination of increases in earning assets and sustained increases in short-term interest rates during fiscal 2005. The increase in general, administrative and other expenses related primarily to increases in salaries and employee benefits and a decrease in deferred loan origination costs related to the reduction in the number of mortgage loans originated. The increase in other income resulted primarily from a $329,000 pre-tax gain from the sale of shares of Intrieve, Incorporated in connection with the acquisition of Intrieve by Harland Financial Solutions, Inc. and an increase in fee income of $18,000, which was partially offset by a $63,000 net decrease in mortgage servicing rights income.

FFD Financial Corporation reported total assets of $148.6 million at June 30, 2005, an increase of 9.3% over the June 30, 2004 balance of $135.9 million. Loans receivable increased by 14.8% from the June 30, 2004 balance of $114.5 million to $131.5 million at June 30, 2005. Total liabilities of FFD Financial Corporation increased by 10.1% from the June 30, 2004 balance of $119.2 million to $131.2 million at June 30, 2005, and included deposits of $111.5 million, representing an increase of 6.5% over the June 30, 2004 balance of $104.7 million. Shareholders' equity totaled $17.4 million at June 30, 2005.

FFD Financial Corporation is traded on the NASDAQ SmallCap Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia and on the Boulevard in Dover, and has loan production offices in Coshocton and Sugarcreek. The Corporation maintains an interactive web site at www.onlinefirstfed.com.
                        ----------------------

                            FFD Financial Corporation
                            -------------------------
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)
                                                            June 30,    June 30,
         ASSETS                                               2005        2004
                                                          (unaudited)
Cash and cash equivalents                                   $  7,785    $ 10,820
Investment securities                                          3,485       4,402
Mortgage-backed securities                                       720       1,025
Loans receivable                                             131,493     114,505
Other assets                                                   5,076       5,140
                                                            --------    --------

         Total assets                                       $148,559    $135,892
                                                            ========    ========

         LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                    $111,495    $104,651
Borrowings                                                    17,880      12,669
Other liabilities                                              1,782       1,834
                                                            --------    --------
         Total liabilities                                   131,157     119,154

Shareholders' equity                                          17,402      16,738
                                                            --------    --------

         Total liabilities and shareholders' equity         $148,559    $135,892
                                                            ========    ========

                                      FFD Financial Corporation
                                      -------------------------
                            CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                  (In thousands, except share data)

                                                      Fiscal year ended          Three months ended
                                                          June 30,                    June 30,
                                                     2005          2004          2005          2004

Total interest income                               $7,073        $6,360        $1,963        $1,555

Total interest expense                               2,520         2,487           724           588
                                                    ------        ------        ------        ------

         Net interest income                         4,553         3,873         1,239           967

Provision for losses on loans                           11            25             -            25
                                                    ------        ------        ------        ------

         Net interest income after provision
           for losses on loans                       4,542         3,848         1,239           942

Other income                                           917           616           474           150

General, administrative and other expense            3,814         3,423         1,025           858
                                                    ------        ------        ------        ------

         Earnings before income taxes                1,645         1,041           688           234

Federal income taxes                                   559           354           234            80
                                                    ------        ------        ------        ------

         NET EARNINGS                               $1,086        $  687        $  454        $  154
                                                    ======        ======        ======        ======

         EARNINGS PER SHARE
           Basic                                    $  .94        $  .59        $  .39        $  .13
                                                    ======        ======        ======        ======

           Diluted                                  $  .92        $  .58        $  .38        $  .13
                                                    ======        ======        ======        ======